EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter Earnings

Madison, Wis., Aug. 6, 2013—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended June 30, 2013, of $13.9 million, or 60 cents per share, compared to $14.3 million, or 62 cents per share, for the same period in the prior year.

During the second quarter of 2013, electric sales decreased 4.3% driven by a return to more normal weather in 2013 compared to unusually warm weather in 2012. The decrease in second-quarter electric sales was partially offset by an increase in gas sales. The June 2013 average temperature of 67.8 degrees was 5.7% lower than the average temperature of 71.9 degrees in June 2012. The normal average temperature in June is 68.3 degrees. In addition, electric operating and maintenance expenditures increased over the prior period driven by increased costs at the Columbia generating station.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 140,000 customers in Dane County, Wis., and purchases and distributes natural gas to 145,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended June 30,	2013	2012
Operating revenue	$128,288	$117,221
Operating income	$24,497	$25,081
Net income	$13,891	$14,270
Earnings per share (basic and diluted)	$0.60	$0.62
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Six Months Ended June 30,	2013	2012
Operating revenue	$295,525	$266,480
Operating income	$62,125	$53,525
Net income	$36,475	$30,318
Earnings per share (basic and diluted)	$1.58	$1.31
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Contact

Steve Kraus

Manager - Media Relations

608-252-7907 | skraus@mge.com